Mr. Gene Ludwig
April 14, 1998




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                                                       Exhibit 10 iii(a)(1)





April 14, 1998


Mr. Gene Ludwig
Comptroller of the Currency
Administrator of National Banks
250 E. St. SW, #9-1
Washington, DC 20219


Dear Gene:

It gives me great pleasure to extend to you the following offer of employment as Vice Chairman of Bankers Trust New York
Corporation ("BT").  Your start date will be May 11,
1998.



You will be a member of the BT Management Committee, Chairman of the BT Control Committee, and a member of the BT Asset
Liability Committee, and will have authority and responsibilities commensurate with your position as Vice Chairman of BT. Your initial responsibilities will include the following functions at BT: Legal, Senior Control Officers
Group, Credit, Compliance and the administration of the Audit
Group. You will report to Frank Newman, Chief Executive Officer of Bankers Trust. Your services shall be principally performed, and your office shall be located, in New York City; as you know, BT is a global firm, and your responsibilities will call for travel as appropriate. In light of your responsibilities for government regulatory matters, it is understood that you may spend on average at least one day per week in Washington D.C. and BT will provide you with the use of adequate and appropriate office facilities in Washington D.C.

Your annual base salary will be $350,000 paid monthly in equal installments. Subsequent increases in your annual base salary will be subject to review in accordance with BT practice.

On your start date, you will receive a one-time payment of $1,000,000 (less mandatory tax deductions ) and a $100,000 credit to your ADCAP retirement account. In addition, on your start date, you are to receive an 80,000-share stock option award and 10,000 shares of restricted stock.

The above restricted stock and stock options, as well as the options granted to you in respect of services for 1998 and 1999, as described below, are to be awarded under the terms and conditions of BT's Stock Option and Stock Award Plan. The exercise price of the stock options will be based on the average of the high and low trading prices of BT's common stock on the respective grant


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 dates.  In addition, stock options have a term of 10 years from the date of grant and vest on the first anniversary of the date of each grant. Your options become first exercisable upon vesting and remain exercisable until the earlier of the tenth anniversary of the respective grant date or three years following your termination of employment with BT for any reason, other than (i) your termination of employment by BT for "Cause" (as defined below) or (ii) your voluntary termination of employment without "Good Reason" (as defined below) which does not occur during the one year period following a "Change of Control" (as defined below).

Your restricted stock award will vest on the third anniversary of your start date. Your ADCAP account is subject to the terms and conditions of the ADCAP Plan.


For your services in 1998, you will receive the following in addition to your base salary:

     A guaranteed minimum bonus of $1,800,000, of which $1,600,000 will be paid in cash, and $200,000 will be granted as equity in one or more stock or stock-based compensation plans of BT, consistent with that granted to other senior executives of the firm at your level ("BT Equity"). The cash portion of this guarantee is to be paid as follows: $500,000 before June 30, 1998, $500,000 before September 30, 1998 and the balance in January 1999.

     A minimum of a 60,000 share stock option award to be granted on the normal award date (anticipated to be in January 1999).

     A minimum of 60,000 units in the 1998 Partnership Equity Plan (PEP).

     An additional minimum credit to your ADCAP account of $70,000.


For your services in 1999, you will receive the following in addition to your base salary:

       A   guaranteed  minimum  bonus  of  $2,000,000,  of  which
$1,750,000 will be paid in cash, and $250,000 will be granted as BT Equity.

      A minimum of a 60,000 share stock option award to be granted on the normal award date (anticipated to be in January 2000).

      A minimum of 75,000 units in the 1999 PEP.

      An  additional  minimum credit to  your  ADCAP  account  of $70,000.


For your services in 2000, in addition to your base salary, you will receive a guaranteed minimum bonus of $2,000,000, of which $1,750,000 will be paid in cash, and $250,000 will be granted as BT Equity.


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The above bonus awards will be granted on the dates that BT normally pays respective bonus awards to other members of the Management Committee. In addition, any amount awarded for the 1998 through 2000 performance years in excess of the above minimum guaranteed bonuses will be granted in whole or part as BT Equity. The table below shows the cash/equity ratios for any amount awarded in excess of the above guaranteed minimums:


                         Bonus award           Cash/Equity Split
     up to $200,000 over guaranteed minimum       all equity
          any additional amounts                  75% cash/ 25%equity


For the performance years 2001 and beyond, the cash and equity proportions of bonus awards granted to you will be commensurate with that of other officers at your level.

BT will reimburse you or pay directly all reasonable relocation expenses of you and your family. These reimbursements will include:

   - Temporary living expenses, for a period up to 12 months, under the BT Relocation and Temporary Living Expense Reimbursement Policy for Senior Level Executives. (See enclosure) In the event permanent housing in the New York City area hasn't been acquired at the end of this twelve month period, the firm agrees to reimburse local housing rent and utilities for up to an additional six months.

   - Home buy-out of your existing residence based on the average of two independent appraisals.

   - House-hunting expenses to include all travel, hotel, ground transportation and childcare expenses for you and your spouse.

   - Usual and customary closing costs on the sale of your existing home (including brokerage commissions) and on the acquisition of a primary residence in the New York City metropolitan area, including two points on the purchase and any brokerage commissions paid by you in connection with such purchase.

   - Travel expenses and the cost of moving your household goods, including reimbursement for travel expenses incurred by you in connection with commuting from New York City to your current residence.

    - A settling-in allowance of $100,000.

    - All relocation-related expenses will be grossed up for tax purposes.


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During the term of your employment, you will be entitled to participate in all employee benefit plans, programs and arrangements of BT on a basis no less favorable than is made available to any other senior executives (including, without limitation, each plan, program or arrangement providing for retirement benefits, supplemental and excess retirement benefits, annual and long-term incentive compensation, stock options, group life insurance, accident and death insurance, medical and dental insurance, sick leave, disability benefits and fringe benefits and perquisites).

In addition, you will be entitled to five (5) weeks paid vacation per calendar year and you shall receive prompt reimbursement from BT or its subsidiaries for all reasonable out-of-pocket expenses incurred by you in performing your duties for BT or its subsidiaries .

You will be afforded the same indemnification protection regarding directors and officers liability that BT provides to its senior executive officers and directors. In addition, you will be covered by any directors and officers liability policy generally in force of BT's senior executive officers and directors.

Our offer is contingent upon your completing our standard employment package. The package includes an employment application, a security data sheet, a personal information form, and confirmation of employment authorization (which includes completion the Immigration and Naturalization Services Form I-0). You will also have to read and sign a Substance Abuse Policy Employee Acknowledgment Form which is enclosed in the envelope marked "Medical Evaluation."

In addition, it will be necessary for you to successfully complete a medical evaluation, background investigation, including but not limited to a credit investigation, and all other components of BT's pre-employment screening process to BT's satisfaction.

Please call me to arrange for your medical evaluation either at BT Plaza or, if you wish, in your local area. You will be eligible to start employment once you have received notification of the successful completion of your medical evaluation and credit investigation which we estimate will take 48 hours.

We recently reviewed our policies and procedures as they relate to the handling of information of a proprietary or confidential nature. Included in this policy is a requirement that all employee and related accounts be maintained in designated accounts from BT Alex. Brown, Fleet Corporation or Smith Barney, Inc. Additional information pertaining to this policy can be found in the Bankers Trust employee booklet entitled, "Confidential Information, Insider Trading and Related Matters."


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In the event your employment with BT or its subsidiaries is terminated (i) at any time by BT without Cause, (ii) at any time by you with Good Reason, (iii) by you for any reason within one year following a "Change of Control" (as defined below), or (iv) as a result of your death or permanent disability, you will receive as soon as practicable thereafter:



A)        a lump sum cash payment equal to any portion of your
annual base salary   which shall have accrued but remain unpaid
through your date of termination;


B) a lump sum cash payment equal to any cash bonus with respect to the immediately preceding calendar year which shall have accrued but remain unpaid as of the date of your termination;

C) if such termination of employment occurs prior to the fifth anniversary of your start date, a lump sum cash payment equal to the greater of (X) $1,350,000 and (Y) the sum of
(i) $1,050,000, less all amounts previously paid as base salary pursuant to this agreement, plus (ii) an amount equal to all guaranteed bonuses described herein to the extent unpaid. You will also be entitled to a lump sum cash payment equal to the value of any stock options, PEP units and ADCAP credits relating to 1998 and 1999 which had not been awarded as of the date of termination.


D) also if such termination of employment occurs prior to the fifth anniversary of your start date, immediate full vesting of all restricted stock, PEP awards, stock options, ADCAP credits, and other incentive awards, without loss of floor protection with respect to PEP awards (the "incentive plan awards"); and continued coverage under BT's medical, dental, disability and life insurance plans, policies and programs on the same basis enjoyed by you while employed by the BT until the earlier of (A) the fifth anniversary of your start date or
(B) the date on which you become eligible for medical, dental and life insurance coverage without a preexisting condition exclusion by a subsequent employer; provided that the aggregate amount of cash payments to be made to you in connection with your termination of employment due to your death or permanent disability shall be reduced by the aggregate present value of any cash death or disability payments payable to you in connection with such termination under BT's death and disability benefit plans, programs and arrangements.

Your entitlement of the foregoing shall be without prejudice to any other severance or termination benefits for which you may eligible under any other plan, policy or arrangement of BT, provided that BT shall be entitled to reduce the amount of cash compensation otherwise payable to you under any other severance arrangement maintained by BT by the aggregate amount of cash compensation payable to you pursuant to the above. Any other compensation and benefits following your termination of employment under any of the circumstances described above will be determined under the applicable plans, programs and arrangements of BT.


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In the event your employment with BT is terminated at any time by
BT for Cause (as defined below) or is terminated by you without Good Reason, other than during the one year period following a Change of Control (a "Voluntary Resignation"), you will receive, as soon as practicable thereafter, a lump sum cash payment equal to the sum of:

      (i) any portion of your annual base salary which shall have accrued but remain unpaid through your date of termination; plus

       (ii) any cash bonus with respect to the immediately preceding calendar year which shall have accrued but remain unpaid as of the date of your termination.


Your entitlement to the foregoing shall be without prejudice to any other severance or termination benefits for which you may be eligible under any other plan, policy or arrangement of BT. Your entitlement to any other compensation and benefits following your termination of employment by BT for Cause or by you by Voluntary Resignation will be determined under the applicable plans, programs and arrangements of the parent or its affiliates.


For purposes of this agreement, the following definitions will apply:


     "Cause" will mean (i) conviction of a felony or commission of an act rising to the level of a felony, including, but not limited to, fraud, or (ii) your willful and continuing refusal or failure to substantially perform your duties for BT following BT's written notification to you of such alleged refusal or failure and your subsequent refusal or failure within 30 days of your receipt of such notice to perform or in good faith to commence the performance of your duties for BT; provided that in no event shall your ineffectiveness or incompetence in the performance of your duties for BT or a bona fide disagreement over corporate policy be deemed grounds for a termination for Cause.

     "Good Reason" will mean any material breach by BT of its obligations to you hereunder including, without limitation, any material reduction in your duties, authority, status or responsibilities (whether or not accompanied by a change in title) as described in this agreement or any requirement that you report to any person or entity other than BT's Chief Executive Officer, which breach is not cured by BT within 30 days following written notice thereof from you.

     "Change of Control" will mean the occurrence of one of the events described in Sections 5(i) through 5(iv) in BT's 1997
Stock Option and Stock Award Plan (attached):


Upon a Change of Control, all restricted shares, PEP awards, stock options, ADCAP credits, and other incentive awards then held by you shall immediately vest and be distributed. You will also be entitled to any other Change of Control compensation and benefits that are provided to any other senior executives of BT. Under BT's current Change of Control policy, in the event

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 you are terminated by the firm or resign for "Good Reason", as defined in the Change of Control Policy, within two years following a Change of Control event (the "second trigger"), you will be entitled to a severance benefit equal to three times the combination of your base salary plus bonus. For these purposes, bonus is defined to be the higher of the bonus paid in the year immediately preceding the year in which the Change of Control event or, if higher, the average bonus paid in the three years preceding the year in which the Change of Control event occurs. The maximum severance benefit payable in the event of a Change of Control is $7.5 million. Notwithstanding this provision, any severance benefit payable under this agreement if higher than that under the Change of Control Policy shall be payable in lieu of the above Change of Control severance benefit.

In addition, you will be entitled to protection with respect to any potential excise taxes that might be imposed upon the executives in connection with a Change of Control under section 4999 of the Internal Revenue Code, or otherwise. In the event it shall be determined that any payments or benefits provided to you by BT (including any accelerated vesting of compensation and benefits) would be subject to the excise tax imposed by section 4999 of the Internal Revenue code or any similar tax payable under any federal, state, local or other law (collectively, the "Excise Tax"), then you shall be entitled to gross-up other protection, if any, as may be provided by BT to any other senior executive of BT.

You will not be required to mitigate any payments or benefits due to you under this agreement by seeking alternative employment, nor will any payments from BT be reduced by any amounts or benefits received in connection with such alternative employment.

BT will reimburse you for (i) all reasonable legal fees and disbursements incurred by you in connection with the negotiation and preparation of this agreement and (ii) all reasonable fees and disbursements incurred by you in connection with any dispute over the enforcement of your rights under this agreement, but only if you substantially prevail in such dispute.

All cash and stock compensation described in this agreement are stated as pretax amounts and are subject to all required reporting and tax withholding rules.



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Needless to say, we are all very enthusiastic at the prospect of your joining Bankers Trust. Please sign and return one copy of this letter upon your acceptance of our offer. Call me if you have any questions regarding our offer.









Sincerely,





/S/ Mark Bieler
Mark Bieler




Agreed To:


/S/ Gene Ludwig_____________________
Gene Ludwig


Date:__________